Exhibit 99.1

Dave & Buster's Announces CEO Transition

DALLAS, TX — (Globe Newswire) — September 21, 2021 — Dave & Buster's Entertainment, Inc., (NASDAQ:PLAY), ("Dave & Buster's" or "the Company"), an owner and operator of entertainment and dining venues, today announced that, following its recently announced record quarterly revenue and profit performance, Brian A. Jenkins will be retiring from his service as Chief Executive Officer of the Company and a member of its Board of Directors. By mutual agreement with the Company’s Board, Mr. Jenkins will continue to serve as CEO and a Board director through September 30, 2021. To ensure a seamless transition of responsibilities, he will become a Senior Advisor to the CEO until November 30, 2021. Concurrent with this announcement, effective October 1, 2021, the Board has appointed Kevin M. Sheehan, Chair of Dave & Buster’s Board, as interim CEO until a permanent successor is named.

Mr. Jenkins said, “It has been my honor and privilege to be a part of this industry-leading brand for the past fifteen years and I am proud of what our extraordinary team has accomplished together. I am excited to watch D&B’s continued success in the future, and I’m also looking forward to spending time with my wife and family who have supported me throughout my career.”

“Brian has been a driving presence for Dave & Buster’s, playing an integral role in the impressive growth that led to our IPO and that which followed,” said Mr. Sheehan. “His leadership has been instrumental to our company’s success, and he has created a strong foundation for us to build upon. Brian successfully led the Company through the pandemic, and back to record-setting financial performance, while concurrently re-establishing a strong balance sheet. With those objectives achieved, Brian and the Board felt this was a good time to initiate this transition. The Board has engaged Heidrick & Struggles to conduct a search process to identify Brian’s permanent successor. We thank Brian for his many contributions, appreciate his willingness to serve as an advisor through this transitional period and wish him well in his retirement.”

Mr. Sheehan continued, “Dave & Buster's is beginning a new phase of innovation, growth and value creation. Our focus remains on realizing the Company’s significant upside potential, as consumers’ demand for immersive entertainment recovers and expands beyond pre-pandemic levels. As announced in September, under Brian’s leadership, recent performance has been outstanding, and the team continues to build on the strong positive momentum. Thanks to the hard work and dedication of our team members, the Company is well positioned for continued success as it enters this next chapter.”

About Kevin M. Sheehan

Kevin M. Sheehan has served as Chair of the Dave & Buster’s Board since April 2021 and as a Director since October 2011. He previously served as the President and Chief Executive Officer of Scientific Games Corporation from August 2016 until June 2018. Mr. Sheehan served as Chief Executive Officer of NCL Corporation Ltd., a leading global cruise line operator (“Norwegian”), from November 2008 through January 2015, and added the role of President from August 2010 through January 2015. Before joining Norwegian, Mr. Sheehan was a consultant to private equity firms including Cerberus Capital Management LP and Clayton Dubilier & Rice. Prior to that, Mr. Sheehan spent nine years at Cendant Corporation, most recently serving as Chairman and Chief Executive Officer of its Vehicle Services Division (which included global responsibility for the Avis and Budget Rental Car brands, as well as PHH Corporation, a leading fleet management solutions provider and Wright Express, the leading fuel card solutions company). Mr. Sheehan serves on the Board of Directors, as Lead Director, Chairman of the Audit Committee, and as a member of the Compensation Committee of Gannett Co., Inc., a subscription-led and digitally focused media and marketing solutions company. In addition, Mr. Sheehan served on the board of directors of Hertz Corporation through its emergence from Chapter 11 in July of 2021, Navistar International Corporation through its sale to Volkswagen in July of 2021, and Bob Evans Farms through the sale of its restaurant and food businesses respectively. Mr. Sheehan is a graduate of Hunter College and New York University Graduate School of Business and is a Certified Public Accountant.

About Dave & Buster’s Entertainment, Inc.

Founded in 1982 and headquartered in Dallas, Texas, Dave & Buster's Entertainment, Inc., is the owner and operator of 143 venues in North America that combine entertainment and dining and offer customers the opportunity to "Eat Drink Play and Watch," all in one location. Dave & Buster's offers a full menu of entrées and appetizers, a complete selection of alcoholic and non-alcoholic beverages, and an extensive assortment of entertainment attractions centered around playing games and watching live sports and other televised events. Dave & Buster's currently has stores in 40 states, Puerto Rico, and Canada.

Forward-Looking Statements

The Company cautions that this release contains forward-looking statements, including, without limitation, statements relating to the impact on our business and operations of the global spread of the novel coronavirus outbreak. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by the uncertain and unprecedented impact of the coronavirus on our business and operations and the related impact on our liquidity needs; our ability to continue as a going concern; our ability to obtain waivers, and thereafter continue to satisfy covenant requirements, under our revolving credit facility; our ability to access other funding sources; the duration of government-mandated and voluntary shutdowns and restrictions; the speed with which our stores safely can be reopened and the level of customer demand following reopening; the economic impact of the coronavirus and related disruptions on the communities we serve; our overall level of indebtedness; general business and economic conditions, including as a result of the coronavirus; the impact of competition; the seasonality of the Company's business; adverse weather conditions; future commodity prices; guest and employee complaints and litigation; fuel and utility costs; labor costs and availability; changes in consumer and corporate spending, including as a result of the coronavirus; changes in demographic trends; changes in governmental regulations; unfavorable publicity, our ability to open new stores, and acts of God. Accordingly, actual results may differ materially from the forward-looking statements, and the Company therefore cautions you against relying on such forward-looking statements. Dave & Buster's intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more appropriate information becomes available, except as required by law.

For Investor Relations Inquiries:

Scott Bowman, CFO

Dave & Buster’s Entertainment, Inc.

972.813.1151

scott.bowman@daveandbusters.com

For Media Relations Inquiries:

Andrew Siegel / Amy Feng / Joseph Sala

Joele Frank, Wilkinson Brimmer Katcher

212.355.4449

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